Land O'Lakes, Inc.
2006 ANNUAL REPORT

Cultivating Progress

Land O’Lakes, Inc. 2006 ANNUAL REPORT Cultivating Progress

Land O’Lakes is committed to becoming a more focused and financially stronger organization, positioned to deliver improved performance and explore growth in our core businesses. Land O’Lakes is driven toward this commitment through our four Strategic Imperatives:
•	Best Cost

•	Best People

•	Superior Insight

•	Superior Portfolio
TABLE OF CONTENTS

Letter to Stakeholders	1
Dairy Foods	4
Dairy Board of Directors	6
Ag Board of Directors	7
Ag Services	9

DEAR STAKEHOLDERS:
Cultivating Progress — the theme for this annual report — accurately reflects Land O’Lakes 2006 results. Not only did we significantly improve our business performance for today, we continued to make progress in reshaping the company for tomorrow.
     We achieved record earnings from operations in our Dairy Foods Value Added and Seed businesses, as well as near-record earnings from operations in Feed. We also improved balance sheet strength, earning upgrades from Standard and Poor’s and Moody’s, the two leading financial ratings agencies. In addition, we finished the year strong, building positive momentum for 2007.
     At the same time, we made progress on our four Strategic Imperatives — Best Cost, Best People, Superior Insight, Superior Portfolio — emerging from 2006 more focused, more disciplined, financially stronger and better positioned for the future.
2006 OVERVIEW
Driven by improved business unit performance nearly across-the-board, pretax earnings from operations were up 48 percent to $124 million. Net earnings, at $89 million, were down from 2005’s $129 million, which included a $70-million net gain on last year’s sale of our ownership in CF Industries, Inc. If you factor out the CF Industries gain, net earnings were up approximately 50 percent.
     We also strengthened the balance sheet, reducing total debt, improving key financial ratios and maintaining strong liquidity.
DAIRY FOODS
We had a strong year in Dairy Foods, with pretax earnings up more than $46 million and measurably improved performance on both the Value Added and Industrial (manufacturing) sides of the business.
     Our Value Added product lines led the way to these results, as we leveraged the strength of the LAND O LAKES brand, our leading market positions in branded butter and deli cheese and our strong presence in the food-service market. We also maintained our commitment to market-focused research and development, and innovative products and packaging, like LAND O LAKES® Light Butter with Canola Oil and our Flavor Protect® wrapper, contributed to 2006 performance.
     While performance was improved on the Industrial side of the business, like dairy producers, we continued to face challenges in terms of depressed commodity (milk, cheese, butter) prices and the need to balance shifting milk production on a geographic basis.
     To cultivate progress in Dairy Foods, we remain dedicated to:
•	continuing to build brand strength and grow our Value Added business; and

•	creating a right-sized, strategically located and profitable Industrial infrastructure.
Christopher J. Policinski, President and Chief Executive Officer (right) and Pete Kappelman, Chairman of the Board (far right).
2006 ANNUAL REPORT | 1

Land O’Lakes will continue to
cultivate progress, nurture growth
and harvest an even brighter
future for our cooperative, our
customers and our member-owners.

FEED
Feed also had a strong year, with near-record pretax earnings from operations. Branded and proprietary products provided much of the momentum for this improvement — driven by the strength of the LAND O LAKES, Purina Mills and Lake Country brands and our industry-leading animal nutrition research and development efforts.
     Strong performance and increased volume in lifestyle feeds, milk replacers and ingredients helped offset challenges in the commodity/livestock feed segment — and we remained the nation’s number-one marketer of both lifestyle and livestock feeds.
     We will cultivate continued progress in Feed by delivering the best value in terms of product quality, brand reputation, price, animal health and well-being, and producer profitability.
SEED
Our Seed business achieved record sales and pretax earnings (up $102 million and $11 million, respectively) this past year. Volume was up in key product lines including corn, soybeans and alfalfa. We also continued to make insight and expertise key points of difference, training more than 2,000 seed sellers and seeing producers representing 15 million acres participate in our innovative Answer Plot™ sessions.
     We will continue to build our Seed business by offering the very best in seed genetics and traits, growing our system’s CROPLAN GENETICS brand and delivering quality products and crop production expertise through local cooperatives.
LAYERS
Our layers/eggs business (MoArk) continued to face depressed markets in 2006. While shell egg volumes were up and operating results improved over 2005, this business still recorded a significant loss. We did achieve notable growth in our branded and specialty eggs business. We also completed the sale of our processed (liquid) eggs business, delivering an $8-million pretax gain and enabling us to intensify our focus on the shell egg business. Year-end results also include a $17-million write-down in the value of the shell egg business, a reflection of recent market conditions in this cyclical industry.
     We will continue to focus on operating efficiency, volume growth and the strengthening of our branded business as we position MoArk for the future.
AGRONOMY
Land O’Lakes conducts its Agronomy (crop protection and crop nutrients) business through its 50-percent ownership in Agriliance — North America’s leading marketer of crop inputs. Market volatility, global competition and the continued devaluation of the crop protection products industry made for a challenging year. As a result of these conditions and the fact that 2005 results included the CF Industries sale gain, earnings were down significantly from 2005.
     For the future, Agriliance will focus on improved operating efficiency, effective price and supply risk management, strong customer relationships, growth of its AgriSolutions® product line and expansion of its global crop nutrients sourcing capability.
SUMMARY
Clearly, 2006 was a year of progress for Land O’Lakes: improved financial performance in key businesses, balance sheet improvement and the building of positive momentum for the future. However, we are committed to doing even better — to delivering even stronger performance in 2007 and positioning our organization to meet longer-term challenges. As we work toward those goals, we will continue our focus on four Strategic Imperatives that helped shape 2006 results.
     Best Cost. We remain dedicated to taking additional costs out of our system — at all levels. This means doing the basics even better, and reshaping the company to drive new efficiencies. We see our commitment to “Best Cost” as essential to delivering optimal value to members and customers, improving earnings, remaining competitive and generating capital for future strategic growth.
2 | LAND O’LAKES

     Best People. Today’s most successful businesses are built on a foundation of highly skilled and highly motivated people. We continue to intensify our efforts not only in recruiting, hiring and retaining the very best people in all our businesses, but also in developing new ways to help them grow on the job. Very simply, we intend to put industry-leading people to work for our customers and members each and every day.
     Superior Insight. In today’s economy, knowledge and insight have surpassed brick and mortar as drivers of business success. Building superior insight begins with the best people, but goes even further. You also must have the right processes in place. We remain dedicated to bringing increased insight and discipline to all our processes — from strategic planning to day-to-day operations. Further, we remain committed to preparing and positioning our people to deliver superior insight to members and customers.
     Superior Portfolio. We will grow those businesses in which we can maintain competitive advantage, generate superior financial results and deliver significant value to customers and members. At the same time, we will reduce our investment and involvement in businesses which do not meet these standards.
     In closing, as we consider our 2006 results and our commitments for 2007 and beyond, we are confident Land O’Lakes will continue to cultivate progress, nurture growth and harvest an even brighter future for our cooperative, our customers and our member-owners. That is truly our Strategic Imperative for the future.

Sincerely,

Pete Kappelman Chairman of the Board

Christopher J. Policinski President and Chief Executive officer
HIGHLIGHTS OF 2006

	2006	2005

For the Year: ($ in thousands)
Net sales	$7,274,913	$7,556,677
Net earnings	88,666	128,943
Allocated patronage equities	72,002	118,273
Cash returned to members	80,614	68,714

At Year End: ($ in thousands)
Total assets	$3,055,125	$3,095,058
Working capital	295,839	265,491
Long-term debt	639,059	646,802
Equities	944,536	903,557

Financial Measures:
Return on equity	9.8%	15.1%
Return on invested capital	9.6%	11.9%
Long-term debt-to-capital	40.1%	41.6%
Current ratio	1.23	1.19

Membership:
Member associations	1,126	1,179
Individual members	5,049	5,142
2006 ANNUAL REPORT | 3

DAIRY FOODS
Dairy Foods delivered significantly greater earnings in 2006, driven by a more than 50-percent increase in Value Added earnings and notably improved performance in its Industrial (manufacturing) operations.
VALUE ADDED
Value Added achieved record pretax earnings from operations in 2006, and delivered increased volume in its number-one branded butter. Although spreads volumes dropped in line with the category, LAND O LAKES® Light Butter with Canola Oil, introduced in 2005, continues to perform well in the marketplace.
     Land O’Lakes introduced butter “Half Sticks” to capitalize on the convenience trend. At a quarter cup each, a half stick is convenient for cooking and baking. The half-pound package also appeals to small households and features Land O’Lakes innovative FlavorProtect® wrapper to keep out odors.
     Deli cheese’s market leadership continued with higher earnings and new products aimed at health-conscious consumers. LAND O LAKES® Naturally Slender® American cheeses, with 25-percent less fat than processed American, were a new offering in full-service delis. In the self-service deli section, the Alpine Lace® Variety Pack of the brand’s most popular cheeses — Swiss, Muenster and Provolone — comes in a convenient, resealable package.
     Dairy case cheese had greater volumes and earnings in 2006 due to its focus on core geographies and strong business gains in the growing warehouse club segment. A premium aged Cheddar cheese was introduced under the Kiel Select brand to address the tastes of artisan cheese consumers. Made at the cooperative’s Kiel, Wis., plant, known for its award-winning Cheddar, this specialty product is naturally aged and hand-selected by expert cheesemakers.
     The full-service restaurant and ingredient solutions segments led Foodservice earnings to significant improvement from 2005. School foodservice was challenged by low commodity markets, which squeezed margins on products with previously contracted prices.
     Value Added’s progress will continue with a focus on building our brands, aggressive marketing and innovation, and cultivating strong relationships with customers and consumers.
INDUSTRIAL
Continued cost-reduction strategies improved Industrial’s performance. Ongoing challenges included high energy costs and low commodity markets with significant volatility. To better balance the milk supply with processing demand, the Greenwood, Wis., commodity cheese plant was closed in 2006, with member milk shifted to other market opportunities.
     Bright spots included:
•	Dairy proteins with a whey price double that of 2005 and increased European demand;

•	Improved Tulare, Calif., facility results, driven by strong butter and nonfat dry milk exports and state manufacturing allowances closer to actual costs; and

•	Improved efficiency of milk transportation by moving milk from farms to the closest available processing plant, in coordination with other organizations.
     Industrial’s focus remains a profitable manufacturing system that balances the member milk supply.

Sales of LAND O LAKES Cheese were up 1% this past year (far left). Land O’Lakes Dairy Foots Industrial business saw improvements in 2006 (left). The performance of Land O’Lakes Dairy Foods Value Added was buoyed by a 4% increase in sales of the company’s flagship branded butter in 2006 (right).
4 | LAND O’LAKES

BUTTER
Same Great Butter!
Flavor PROTECT WRAPPER
Keeps Other
Sweet Cream
Salted
LAND O LAKES
BUTTER

BOARD OF DIRECTORS — DAIRY REGIONS

51	52	53
Larry Kulp	Tom Wakefield	Gordon Hoover
Martinsburg, Pa.	Bedford, Pa.	Gap, Pa.

65	66	68
Lynn Boadwine	Paul Kent	Pete Kappelman	Charles Lindner
Baltic, S.D.	Mora, Minn.	Two Rivers, Wis.	Greenwood, Wis.

80
Manuel Maciel	Cornell Kasbergen	Ben Curti	John Zonneveld	Bob Bignami
Hanford, Calif.	Tulare, Calif.	Tulare, Calif.	Laton, Calif.	Orland, Calif.

6 | LAND O’LAKES

BOARD OF DIRECTORS — AG REGIONS

1			2
Harley Buys	Dennis Cihlar	Jim Hager	Jim Miller	Doug Reimer	Rich Richey
Edgerton, Minn.	Mosinee, Wis.	Colby, Wis.	Hardy, Neb.	Guttenberg, Iowa	Columbus, Neb.

3			4
Floyd Trammell	Richard Epard		Ronnie Mohr	Robert Marley
Greenville, Miss.	Colby, Kan.		Greenfield, Ind.	Seymour, Ind.

5			Advisory
Art Perdue	Ron Muzzall		Howard Liszt	Mary Shefland	Robert Thompson
Minot, N.D.	Oak Harbor, Wash.		Wayzata, Minn.	Bloomington, Minn.	Urbana, Ill.

2006 ANNUAL REPORT | 7

AG SERVICES
FEED
Land O’Lakes Purina Feed delivered strong performance in 2006, driven by aggressive marketing, its stable of leading brands, product innovation and a commitment to the Feed division’s strategic imperatives — go-to-market, best cost supply chain and best people/winning organization.
     Industry-leading innovation continues to set Land O’Lakes Purina Feed apart, thanks to its LongView™ Animal Nutrition Center in Missouri. In 2006, the premier research and development facility celebrated 80 years of breakthroughs in animal nutrition products and services. That innovation provides the foundation for the continued strength of the LAND O LAKES, Purina Mills and Lake Country brands.
     New products, programs and line extensions introduced in 2006 included: Rangeland Ration Manager™ cattle feed, EcoCare™ swine feed, Nature’s Essentials® Supplements for horses and the Exclusive® pet line of new products and product improvements and Purina Mills Wind & Rain® minerals.
SEED
The Seed division and Land O’Lakes proprietary brand for the cooperative system, CROPLAN GENETICS, achieved record sales and earnings in 2006. Training for our expert sellers continued with more than 80 Answer Plot™ locations nationwide. A hands-on training opportunity for producers, the Answer Plots also help prove which genetics work in each local area.
     The Croplan Genetics division leads the way in the transition to bulk soybeans. The co-op system will have more than 50 new sites through Seed’s BulkUP! program this year.
     In corn, the Croplan Genetics division has released 25 new hybrids for 2007, 15 of them triple-stack hybrids, a reflection of our status as the best-selling trait distribution channel in the United States.
LAYERS
In 2006, MoArk successfully sold its liquid egg products business unit. MoArk will now focus solely on its shell egg marketing and production business. MoArk, the largest marketer and producer of branded eggs in the United States, significantly increased volume in branded (LAND O LAKES® and Eggland’s Best®) and specialty eggs. However, the egg industry remains cyclical and MoArk had a challenging year due to depressed egg prices. Going forward, we are seeing a growing acceptance of eggs as a natural, healthy food, and the specialty and branded egg categories are growing in all sectors.
     In 2007, MoArk’s strategies include: growing the generic, specialty, and branded shell egg business; improving operating costs and performance; and aligning our eggs with other LAND O LAKES® products in retail cross promotions.
AGRONOMY
     Agriliance LLC, the agronomy business with 50 percent Land O’Lakes ownership, solidified its position as the largest agronomic supplier in North America and forged several strategic partnerships with member cooperatives to provide high-quality crop inputs cost-effectively and efficiently From a market standpoint, high energy costs found many growers reducing 2006 crop nutrients use. Large remaining inventories drove a significant price decline and much lower revenues than had been expected. Highlights for the year included: the launching of El Camino™ corn and soybean seed in Mexico, along with more than 200 demonstration plots; AgriSolutions™ product sales topping $37 million, with eight new products introduced; the Full Acre program exceeding eight million acres from company-owned retail facilities; and expansion of the local cooperative summer intern program.

Grass cattle feed was an area of significant growth for Land O’Lakes Purina Feed in 2006 ( left). Retail Agronomy Specialists learn how to place the right genetics and technology on the right acre at one of CROPLAN GENETICS® 80-plus Answer Plot™ locations (right). The Agriliance joint venture, in which Land O’Lakes holds 50-percent ownership, is North America’s number-one crop inputs marketing organization ( far right).
2006 ANNUAL REPORT | 9

OUR COMMUNITY COMMITMENT
CULTIVATING PROGRESS THROUGH SERVING PEOPLE AND STRENGTHENING COMMUNITIES
For more than 85 years, Land O’Lakes, Inc. has helped to improve the quality of life in rural communities where Land O’Lakes has members, employees, plants and facilities. This is achieved by donating funds and food and through volunteerism by our employees and retirees.
     Land O’Lakes, Inc., through the Land O’Lakes Foundation and direct corporate gifts, dedicates 2 percent of pretax earnings to charitable giving, 1.5 percent in direct contributions and 0.5 percent in food donations. All donations of food are made to America’s Second Harvest, the emergency food bank system. Products are distributed to hungry people through 50,000 feeding programs across the country. Employees and retirees also volunteer in the communities where they live and work.
     The Foundation celebrated its tenth anniversary this year. Since it was created in 1996, it has contributed almost $10 million to our communities. The Land O’Lakes Foundation strengthens and preserves the quality of rural life through eight grant-making programs designed to reach into America’s smallest towns and villages in 20 states.
     Our Community Grants program provides cash donations that help groups put plans and people into action, alleviating hunger; enhancing education and leadership skills of rural youth; addressing community concerns/opportunities; and bringing performance art to rural communities.
     Our Member Co-op Match program matches dollar-for-dollar the donations of Land O’Lakes member cooperatives, doubling the funds available for hometown projects and leveraging local funds.
     Our Mid-Atlantic Grants program funds community projects and organizations, as recommended by dairy farmers, in rural Pennsylvania, Maryland, Virginia, New York and New Jersey communities.
     The California Regions Grants program funds programs in the three areas of California where Land O’Lakes producers reside.
     Our Matching Gifts to Education program matches donations to qualifying schools made by Land O’Lakes employees, Leadership Council members and the board of directors. The program also matches gifts to public broadcasting stations.
     The Dollars for Doers program recognizes the individual volunteer energy and efforts made by Land O’Lakes employees and retirees in their communities. In addition, many plants and facilities sponsor group volunteer projects for employees and their families.
     The Community Splash program encourages Land O’Lakes employees to select and coordinate community activities at their plant or office locations.
     The Expanding Community and Horizon Outreach for Seniors (ECHOS) program encourages retirees to stay active and get involved in their communities.
     In 2006, Land O’Lakes donated more than $1.8 million in funds and in-kind donations to the communities where our employees and farmer-members work and live.
INTERNATIONAL DEVELOPMENT
A quarter century of progress in international development was celebrated in 2006 by Land O’Lakes and its partners. Primarily funded by grants from the United States Agency for International Development and the United States Department of Agriculture, the International Development Division has implemented 140 projects in 70 countries the past 25 years to generate economic growth and alleviate poverty worldwide.
Land O’Lakes employee Scott Gottschalk volunteered during his vacation to help start a dairy in war-torn Afghanistan. He wore native clothing for safety and comfort (top left). Land O’Lakes actively supports 4H activities (left). Combine harvesting a field at sunset (right).
10 | LAND O’LAKES

SENIOR STRATEGY TEAM

(front row)	(back row)
Barry Wolfish	Fernando Palacios
Vice President	Executive Vice President, Chief Operating Officer
Corporate Strategy & Business Development	Feed

Peter Janzen	Dave Seehusen
Vice President	Executive Vice President, Chief Operating Officer
General Counsel	Seed & Member Services

Chris Policinski	Steve Dunphy
President and Chief Executive Officer	Executive Vice President, Chief Operating Officer
Land O’Lakes, Inc.	Dairy Foods Value Added

Dan Knutson	Alan Pierson
Senior Vice President,	Executive Vice President, Chief Operating Officer
Chief Financial Officer	Dairy Foods Industrial

Karen Grabow	Jim Fife
Vice President	Vice President
Human Resources	Public Affairs
12 | LAND O’LAKES

Land O’Lakes, Inc.
Financial Results
Annual Report 2006
Land O’Lakes, Inc.
P.O. Box 64101
St. Paul, MN 55164
www.landolakesinc.com
Forward-Looking Statements
Throughout this report to stakeholders, we discuss some of our expectations regarding Land O’Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O’Lakes Annual Report on Form 10-K for the year ended December 31, 2005, which can be found on the Securities and Exchange Commission website (www.sec.gov).
2006 FINANCIAL RESULTS | 1

FINANCIAL OVERVIEW
Land O’Lakes operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers. Dairy Foods develops, produces, markets and sells a variety of premium butter, spreads, cheese and other related dairy products. Feed develops, produces, markets and distributes animal feed to both the lifestyle and livestock animal markets. Seed develops, markets and sells seed for a variety of crops, including alfalfa, corn, soybeans and forage and turf grasses. Agronomy primarily consists of an investment in Agriliance LLC, which markets and distributes crop nutrient and crop protection products. Layers produces and markets shell eggs.
SALES AND EARNINGS
Net Sales for Land O’Lakes, Inc. and consolidated subsidiaries (the “Company”) in 2006 were $7.3 billion compared with $7.6 billion in 2005, a decrease of $0.3 billion.
     Dairy Foods sales decreased in 2006 as a result of lower market prices for butter and cheese. Feed sales improved due to higher commodity and product prices and due to higher volumes in ingredients and grass cattle and lifestyle feeds. Significant Seed sales growth was attributed to corn, alfalfa and soybean volume improvement. Despite higher egg market prices, Layers sales declined due to the sale of the liquid egg operations.
Net Earnings for the Company in 2006 were $88.7 million compared with $128.9 million in 2005, a decrease of $40.2 million. Net earnings in 2005 were impacted by the $69.7 million gain, net of related expenses and income taxes, on the sale of the Company’s investment in CF Industries, Inc. Excluding this gain, the Company’s net earnings increased $29.5 million in 2006. Net earnings were favorably impacted by the effects of higher volumes and prices in Seed, improved volume and margins in retail butter and foodservice in Dairy Foods and gains on the sale of an investment in Dairy Foods and on divestiture of the liquid egg operations in Layers. Lower volumes and margins in Agronomy as well as a goodwill impairment charge in Layers unfavorably impacted net earnings in 2006.
     Dairy Foods earnings in 2006 increased considerably due to improved margins and volumes in retail butter and foodservice as well as improved industrial operations. The increase was partially offset by the effects of higher fuel and energy costs. Feed earnings increased slightly due to volume improvements in the lifestyle and ingredient businesses and price increases. This improvement was partially offset by livestock volume declines and higher energy and distribution costs. Higher margins and volumes in corn, soybeans and alfalfa significantly increased Seed earnings. The Layers earnings decline was primarily due to a goodwill impairment charge, which was partially offset by higher egg market prices and the gain on the sale of the liquid egg operations. Egg prices averaged $0.76 per dozen compared to $0.68 last year.
     Earnings from equity in affiliated companies, which are primarily from Land O’Lakes investments within Agronomy and Layers, were lower in 2006 than a year ago. The reduction was mainly related to lower volumes and margins in Agronomy.
FINANCIAL CONDITION
     Debt is comprised of notes and short-term obligations, current portion of long-term debt and long-term debt. Notes and short-term obligations at December 31, 2006 were $58.3 million compared with $76.5 million at December 31, 2005. Long-term debt, including current portion, was $650.0 million at December 31, 2006 compared with $670.7 million at December 31, 2005. This $20.7 million reduction in debt resulted primarily from debt repayments for borrowings of consolidated subsidiaries.
     At December 31, 2006, the Company maintained a $225 million revolving credit facility (the revolver), which is secured by a majority of the Company’s assets. Borrowings bear interest at the London Interbank Offered Rate (LIBOR) or an alternative base rate plus applicable spreads. As of December 31, 2006, this facility was undrawn and $174.4 million was available after giving effect to outstanding letters of credit.
     In September 2006, the Company amended and restated its $200 million receivables securitization facility. Under the amendments, the Company’s wholly owned special purpose entity (“SPE”) is fully consolidated in the Company’s financial statements. Borrowings are secured solely by the SPE’s receivables and bear interest at LIBOR plus 87.5 basis points. As of December 31, 2006, there were no outstanding borrowings under this facility.
     In addition, the Company had $175 million in secured notes due 2010 and $196.5 million in unsecured notes due 2011. The secured notes carry a rate of 9 percent and hold a second lien on essentially all of the assets which secure the revolver. The unsecured notes carry a rate of 8.75 percent.
2 | L A N D O ’ L A K E S

     The Company uses interest rate swaps to help manage exposure to interest rate fluctuations. These swaps mirror the terms of the 8.75 percent notes and effectively convert $102 million of such notes from a fixed 8.75 percent rate to an effective rate of LIBOR plus 385 basis points. As of December 31, 2006, the aggregate notional amount of the swaps is $102 million and the fair value is a liability of $2.0 million.
     The Company’s capital securities of $190.7 million, which are also included in long-term debt, carry an interest rate of 7.45 percent and are due in 2028. The capital securities are subordinated to all other senior debt.
     Obligations under capital lease, which represent the present value of future minimum lease payments for land, buildings and equipment at various locations, were $7.8 million at December 31, 2006 compared with $9.3 million at December 31, 2005.
     Land O’Lakes long-term debt-to-capital ratio was 40.1 percent at December 31, 2006 compared with 41.6 percent a year ago.
     In 2006, the Company’s financial ratings were upgraded. As of December 31, 2006, the Company’s senior secured debt rating was BB+ (Standard & Poor’s) and Ba1 (Moody’s). The senior secured notes were rated BB (Standard & Poor’s) and Ba2 (Moody’s), and the senior unsecured notes were rated B+ (Standard & Poor’s) and Ba3 (Moody’s). The Company’s capital securities ratings were B- (Standard & Poor’s) and B2 (Moody’s).
Equities at December 31, 2006 were $944.5 million compared with $903.6 million at December 31, 2005. The increase of $40.9 million resulted primarily from $88.7 million of net earnings. This increase was partially offset by equity revolvement, age retirements, estate redemptions and patronage refunds payable.
Cash returned to members in 2006 was $80.6 million compared with $68.7 million in 2005. Members received $51.5 million of equity revolvement, $24.0 million of cash patronage related to the prior year earnings and $5.1 million of age retirement, estate and other payments during the year.
PERFORMANCE MEASURES
Land O’Lakes is committed to increase returns to members and enhance ownership value by improving profitability in each core business through the effective use of invested capital and equity. The Company uses two primary performance measures — return on invested capital (ROIC) and return on equity (ROE). ROIC indicates the operating return on invested capital before considering the costs of financing and income taxes. ROE combines the results of operating performance with the effects of financial leverage and income taxes to measure the return on members’ equity in Land O’Lakes.
Return on invested capital in 2006 was 9.6 percent compared with 11.9 percent in 2005. Land O’Lakes average ROIC for the five-year period ended in 2006 was 8.6 percent.
Return on equity in 2006 was 9.8 percent compared with 15.1 percent in 2005. This decrease was due to lower net earnings in 2006. Net earnings in 2005 were favorably impacted by the gain on sale of the investment in CF Industries. Average ROE for the five-year period ended in 2006 was 9.6 percent.
SEC REPORTING
Certain of Land O’Lakes debt is registered with the SEC and trades in public markets. The Company files annual (10-K), quarterly (10-Q) and current (8-K) reports with the SEC. The Company’s filings can be accessed on the internet at www. sec.gov or the Company’s website (www.landolakesinc.com).
2006 FINANCIAL RESULTS | 3

CONSOLIDATED STATEMENTS OF OPERATIONS
LAND O’LAKES, INC.
($ in thousands)

Years ended December 31	2006	2005	2004

Net sales	$7,274,913	$7,556,677	$7,656,826
Cost of sales	6,613,992	6,971,660	7,063,118

Gross profit	660,921	585,017	593,708
Selling, general and administrative	515,557	494,971	500,935
Restructuring and impairment charges	21,169	6,381	7,815

Earnings from operations	124,195	83,665	84,958
Interest expense, net	58,360	79,873	83,114
Other (income) expense, net	(18,791)	9,295	(7,476)
Gain on sale of investment in CF Industries, Inc.	—	(102,446)	—
Loss on impairment of investment in CF Industries, Inc.	—	—	36,500
Equity in earnings of affiliated companies	(13,295)	(36,692)	(58,412)
Minority interest in earnings of subsidiaries	1,449	1,354	1,648

Earnings before income taxes and discontinued operations	96,472	132,281	29,584
Income tax expense	7,806	5,505	1,404

Net earnings from continuing operations	88,666	126,776	28,180

Earnings (loss) from discontinued operations, net of income taxes	—	2,167	(6,747)

Net earnings	$88,666	$128,943	$21,433

Applied to:
Member equities
Allocated patronage	$72,002	$118,273	$23,636
Deferred equities	3,015	1,847	1,920

	75,017	120,120	25,556
Retained earnings	13,649	8,823	(4,123)

	$88,666	$128,943	$21,433

See accompanying notes to consolidated financial statements.
4 | L A N D    O ’ L A K E S

CONSOLIDATED BALANCE SHEETS
LAND O’LAKES, INC.
($ in thousands)

December 31	2006	2005

Assets
Current assets:
Cash and cash equivalents	$79,707	$179,704
Receivables, net	604,580	591,445
Inventories	471,934	453,135
Prepaid expenses	378,278	333,023
Other current assets	50,594	81,075

Total current assets	1,585,093	1,638,382

Investments	270,202	263,786
Property, plant and equipment, net	665,069	668,650
Goodwill, net	326,527	327,059
Other intangibles, net	95,043	96,767
Other assets	113,191	100,414

Total assets	$3,055,125	$3,095,058

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$58,300	$76,465
Current portion of long-term debt	10,972	23,921
Accounts payable	994,774	976,959
Accrued expenses	206,582	265,924
Patronage refunds and other member equities payable	18,626	29,622

Total current liabilities	1,289,254	1,372,891
Long-term debt	639,059	646,802
Employee benefits and other liabilities	173,446	165,796
Minority interests	8,830	6,012
Commitments and contingencies
Equities:
Capital stock	1,828	1,967
Member equities	904,183	893,518
Accumulated other comprehensive loss	(66,276)	(75,163)
Retained earnings	104,801	83,235

Total equities	944,536	903,557

Total liabilities and equities	$3,055,125	$3,095,058

See accompanying notes to consolidated financial statements.
2006 FINANCIAL RESULTS | 5

CONSOLIDATED STATEMENTS OF CASH FLOWS
LAND O’LAKES, INC.
($ in thousands)

Years Ended December 31	2006	2005	2004

Cash flows from operating activities:
Net earnings	$88,666	$128,943	$21,433
(Earnings) loss from discontinued operations	—	(2,167)	6,747
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	95,239	99,312	107,214
Amortization of deferred financing costs	2,226	8,733	5,625
Loss on extinguishment of debt	—	11,014	—
Bad debt expense	1,421	1,967	2,351
Proceeds from patronage revolvement received	9,163	8,123	6,043
Non-cash patronage income	(1,827)	(1,852)	(1,355)
Deferred income tax expense (benefit)	13,355	5,177	(4,977)
(Increase) decrease in other assets	(183)	13,246	5,740
Increase (decrease) in other liabilities	2,895	3,570	(3,499)
Restructuring and impairment charges	21,169	6,381	44,315
Gain on divestiture of businesses	(8,987)	—	(1,438)
Gain on sale of investments	(7,980)	(103,581)	(623)
Equity in earnings of affiliated companies	(13,295)	(36,692)	(58,412)
Dividends from affiliated companies	4,736	35,250	47,846
Minority interests	1,449	1,354	1,648
Other	(3,610)	(6,254)	(616)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	57,014	(38,964)	37,586
Inventories	(20,125)	(6,058)	15,105
Prepaids and other current assets	(68,751)	(50,468)	(36,152)
Accounts payable	17,427	164,155	72,378
Accrued expenses	22,309	17,143	(17,089)

Net cash provided by operating activities	212,311	258,332	249,870
Cash flows from investing activities:
Additions to property, plant and equipment	(83,763)	(70,424)	(96,099)
Acquisitions	(88,060)	(46,101)	(12,150)
Payments for investments	(4,950)	(5,566)	(703)
Net proceeds from divestiture of businesses	42,466	2,635	13,068
Proceeds from sale of investments	9,274	316,900	2,342
Proceeds from sale of property, plant and equipment	1,754	22,197	11,990
Other	7,183	20,881	640

Net cash (used) provided by investing activities	(116,096)	240,522	(80,912)
Cash flows from financing activities:
(Decrease) increase in short-term debt	(98,541)	21,256	(28,616)
Proceeds from issuance of long-term debt	16,451	2,022	17,416
Principal payments on long-term debt and capital lease obligations	(36,549)	(379,900)	(156,378)
Payments for redemption of member equities	(80,614)	(68,714)	(34,615)
Payments for debt extinguishment costs	—	(11,014)	—
Payments for debt issuance costs	(1,543)	—	(4,323)
Other	4,933	(1,993)	(304)

Net cash used by financing activities	(195,863)	(438,343)	(206,820)
Net cash (used) provided by operating activities of discontinued operations	(349)	3,922	(1,449)
Net cash provided by investing activities of discontinued operations	—	42,135	2,173

Net (decrease) increase in cash and cash equivalents	(99,997)	106,568	(37,138)
Cash and cash equivalents at beginning of year	179,704	73,136	110,274

Cash and cash equivalents at end of year	$79,707	$179,704	$73,136

See accompanying notes to consolidated financial statements.
6 | L A N D    O ’ L A K E S

CONSOLIDATED STATEMENTS OF EQUITIES
LAND O’LAKES, INC.
($ in thousands)
Years Ended December 31, 2006, 2005, and 2004

					Accumulated
					Other
	Capital	Member Equities			Comprehensive	Retained	Total
	Stock	Allocated	Deferred	Net	Income (Loss)	Earnings	Equities

Balance, December 31, 2003	$2,125	$892,599	$(26,013)	$866,586	$(65,685)	$76,338	$879,364
Capital stock issued	2	—	—	—	—	—	2
Capital stock redeemed	(68)	—	—	—	—	—	(68)
2004 earnings, as applied	—	23,636	1,920	25,556	—	(4,123)	21,433
Less portion stated as current liability	—	(15,757)	—	(15,757)	—	—	(15,757)
Portion of member equities stated as current liability	—	(6,560)	—	(6,560)	—	—	(6,560)
Cash patronage and redemption of member equities	—	(34,615)	—	(34,615)	—	—	(34,615)
Redemption included in prior year’s liabilities	—	19,449	—	19,449	—	—	19,449
Minimum pension liability adjustment, net of income taxes	—	—	—	—	(7,402)	—	(7,402)
Unrealized loss on available-for-sale investment securities	—	—	—	—	(521)	—	(521)
Foreign currency translation adjustment	—	—	—	—	(184)	—	(184)
Other, net	—	(1,615)	(285)	(1,900)	—	1,663	(237)

Balance, December 31, 2004	2,059	877,137	(24,378)	852,759	(73,792)	73,878	854,904
Capital stock issued	9	—	—	—	—	—	9
Capital stock redeemed	(101)	—	—	—	—	—	(101)
2005 earnings, as applied	—	118,273	1,847	120,120	—	8,823	128,943
Less portion stated as current liability	—	(23,655)	—	(23,655)	—	—	(23,655)
Portion of member equities stated as current liability	—	(5,967)	—	(5,967)	—	—	(5,967)
Cash patronage and redemption of member equities	—	(68,714)	—	(68,714)	—	—	(68,714)
Redemption included in prior year’s liabilities	—	22,317	—	22,317	—	—	22,317
Minimum pension liability adjustment, net of income taxes	—	—	—	—	(2,603)	—	(2,603)
Unrealized loss on available-for-sale investment securities	—	—	—	—	(155)	—	(155)
Foreign currency translation adjustment, net of income taxes	—	—	—	—	1,387	—	1,387
Other, net	—	(3,181)	(161)	(3,342)	—	534	(2,808)

Balance, December 31, 2005	1,967	916,210	(22,692)	893,518	(75,163)	83,235	903,557
Capital stock issued	2	—	—	—	—	—	2
Capital stock redeemed	(141)	—	—	—	—	—	(141)
2006 earnings, as applied	—	72,002	3,015	75,017	—	13,649	88,666
Less portion stated as current liability	—	(18,626)	—	(18,626)	—	—	(18,626)
Cash patronage and redemption of member equities	—	(80,614)	—	(80,614)	—	—	(80,614)
Redemption included in prior year’s liabilities	—	29,622	—	29,622	—	—	29,622
Equities issued for prior merger	—	13,896	—	13,896	—	—	13,896
Minimum pension liability adjustment, net of income taxes	—	—	—	—	9,108	—	9,108
Unrealized loss on available-for-sale investment securities	—	—	—	—	(404)	—	(404)
Foreign currency translation adjustment, net of income taxes	—	—	—	—	183	—	183
Other, net	—	(8,614)	(16)	(8,630)	—	7,917	(713)

Balance, December 31, 2006	$1,828	$923,876	$(19,693)	$904,183	$(66,276)	$104,801	$944,536

See accompanying notes to consolidated financial statements.
2006 FINANCIAL RESULTS | 7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands in tables)
1. Summary of Operations and Significant Accounting Policies
Nature of Operations Land O’Lakes, Inc. is a diversified member-owned food and agricultural cooperative serving agricultural producers throughout the United States. Through its five operating segments of Dairy Foods, Feed, Seed, Agronomy and Layers, Land O’Lakes, Inc. procures approximately 12 billion pounds of member milk annually, markets more than 300 dairy products, provides member cooperatives, farmers and ranchers with an extensive line of agricultural supplies (including feed, seed, crop nutrients and crop protection products) and produces and markets shell eggs.
Revenue Recognition Revenue is recognized when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales are reduced by certain coupon, trade promotion and other costs, some of which are recorded by estimating expense based on the Company’s historical experience. Estimated product returns are deducted from sales at the time of shipment.
Statement Presentation The consolidated financial statements include the accounts of Land O’Lakes, Inc. and wholly owned and majority-owned subsidiaries and limited liability companies (“Land O’Lakes” or the “Company”). Intercompany transactions and balances have been eliminated. Reclassifications have been made to the 2005 and 2004 consolidated statements of cash flows to conform to the 2006 presentation. Specifically, dividends from investments in affiliated companies have been reclassified from investing activities to operating activities resulting in an increase in net cash provided by operating activities and a corresponding decrease in net cash (used) provided by investing activities.
Cash and Cash Equivalents Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less.
Inventories Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.
Derivative Instruments In the normal course of operations, the Company purchases commodities such as milk, butter and soybean oil in Dairy Foods; soybean meal and corn in Feed; and soybeans in Seed. Derivative commodity instruments, consisting primarily of futures contracts offered through regulated commodity exchanges, are used to reduce exposure to changes in commodity prices. These contracts are not designated as hedges under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The futures contracts are marked-to-market each month and gains and losses (“unrealized hedging gains and losses”) are recognized in cost of sales. The Company has established formal position limits to monitor its hedging activities and generally does not use derivative commodity instruments for speculative purposes.
     The Company uses interest rate swaps to help manage its exposure to interest rate fluctuations. The objective of the swaps is to maintain an appropriate balance between fixed and floating interest rate exposures. Both changes in the fair value of the interest rate swaps designated and effective as fair value hedges and changes in the fair value of the underlying hedged debt are recorded as adjustments to interest expense.
Investments Investments in other cooperatives are stated at cost plus unredeemed patronage refunds received, or estimated to be received, in the form of capital stock and other equities. Estimated patronage refunds are not recognized for tax purposes until notices of allocation are received. The equity method of accounting is used for investments in other companies in which Land O’Lakes voting interest is 20% to 50%. Investments in less than 20%-owned companies are stated at cost as the Company does not have the ability to exert significant influence.
Property, Plant and Equipment Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life (10 to 30 years for land improvements and buildings and building equipment, 3 to 10 years for machinery and equipment and 3 to 5 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.
Goodwill and Other Intangible Assets Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets acquired and liabilities assumed.
     Other intangible assets consist primarily of trademarks, patents and agreements not to compete. Certain trademarks are not amortized because they have indefinite lives. The remaining other intangible assets are amortized using the straight-line method over their estimated useful lives, ranging from 3 to 17 years.
Recoverability of Long-Lived Assets The test for goodwill impairment is a two-step process and is performed on at least an annual basis. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured in the second step as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of fair value of the reporting unit over the fair value of all identified assets and liabilities. The test for impairment of unamortized other intangible assets is performed on at least an annual basis. The Company deems unamortized other intangible assets to be impaired if the carrying amount of an asset exceeds its fair value. The Company tests the recoverability of all other long-lived assets whenever events or changes in circumstance indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems these other assets to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If these other assets were determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.
Share-Based Compensation The Company offers a Value Appreciation Right Awards (VAR) plan to certain eligible employees. Participants are granted an annual award of VAR “Units,” which are not traditional stock. The Company elected to measure its liability for this plan at intrinsic value as permitted in accordance with Statement No. 123(R), “Share-Based Payment.”
Income Taxes Land O’Lakes is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388(c) of the Internal Revenue Code. The Company files a consolidated tax return with its fully taxable subsidiaries.
     The Company establishes deferred income tax assets and liabilities based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.
Advertising and Promotion Costs Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $61.6 million, $57.2 million and $55.2 million in 2006, 2005 and 2004, respectively.
Research and Development Expenditures for research and development are charged to administrative expense in the year incurred. Total research and development expenses were $31.4 million, $30.3 million and $29.6 million in 2006, 2005 and 2004, respectively.
Recent Accounting Pronouncements In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial
8 | LAND O’LAKES

Accounting Standards No. 158 (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS No. 158 requires that employers recognize on a prospective basis the funded status of their defined benefit pension and other postretirement plans in their consolidated balance sheets and recognize as a component of other comprehensive income, net of income tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. SFAS No . 158 also requires the funded status of a plan to be measured as of the date of the year-end statement of financial position, and requires additional disclosures in the notes to consolidated financial statements. This pronouncement is effective December 31, 2007, and the Company is currently assessing the impact of adopting SFAS No. 158.
     In September 2006, the FASB issued SFAS No. 157 (“SFAS No. 157”), “Fair Value Measurements.” This statement provides a single definition of fair value, a framework for measuring fair value and expanded disclosures concerning fair value. SFAS No .157 applies to other pronouncements that require or permit fair value measurements; it does not require any new fair value measurements. This pronouncement is effective January 1, 2008, and the Company does not expect this statement to have a material impact on its consolidated financial statements. In September 2006, the Securities and Exchange Commission issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB No . 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB No. 108 was adopted for the year ended December 31, 2006.
     In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” FIN 48 prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 will require that financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 is effective for annual periods beginning after December 15, 2006. The Company has completed its initial evaluation of the impact of this standard and does not expect the adoption of FIN 48 to have a material impact on its consolidated financial position, results of operations or cash flows.
     In December 2004, the FASB issued Statement No. 123(R), “Share-Based Payment.” This Statement eliminated the alternative of accounting for share-based compensation under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised standard requires the recognition of the fair value of share-based compensation in net earnings in the period the employee becomes eligible for the award. This Statement was effective January 1, 2006 and did not have a material impact on the Company’s consolidated financial statements. See Note 12 for further discussion of this Statement.
     In November 2004, the FASB issued Statement No. 151, “Inventory Costs.” This Statement requires that abnormal idle facility expense, spoilage, freight and handling costs be recognized as current-period charges. In addition, Statement No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility. This Statement was adopted on a prospective basis effective January 1, 2006 and did not have a material effect on the Company’s consolidated financial statements.
Accounting Estimates The preparation of financial statements in conformity with U.S . generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, and are not limited to, allow -ance for doubtful accounts, goodwill and unamortized other intangible asset impairment testing and trade promotion and consumer incentives.
2. Receivables
A summary of receivables at December 31 is as follows:

	2006	2005

Trade accounts	$469,230	$95,040
Notes and contracts	73,469	90,119
Notes from sale of trade receivables	—	369,429
Other	72,435	51,167

	615,134	605,755
Less allowance for doubtful accounts	10,554	14,310

Total receivables, net	$604,580	$591,445

A substantial portion of Land O’Lakes receivables is concentrated in agriculture as well as in the wholesale and retail food industries. Collection of receivables may be dependent upon economic returns in these industries. The Company’s credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts.
     The Company sells certain receivables to a wholly owned special purpose entity (the “SPE”) in order to obtain financing for a portion of its short-term borrowing needs. The transfers of the receivables from the Company to the SPE are structured as sales and, in exchange for the receivables, the Company records a note equal to the present value of the receivables transferred, adjusted for risk of loss. In September 2006, the SPE amended and restated its $200 million, five-year receivables securitization facility with CoBank, ACB (“CoBank”). Under the terms of the amended facility, the SPE does not meet the definition of a qualified special purpose entity for accounting purposes and accordingly, as of September 2006, the assets and liabilities of the SPE are fully consolidated in the Company’s consolidated financial statements. Following consolidation of the SPE, receivables sold to the SPE are now reflected in the Company’s consolidated balance sheets and the notes between the Company and the SPE are eliminated. The impact upon consolidation of the SPE was an $80.2 million increase in assets, which was primarily trade receivables, and an $80.2 million increase in liabilities, which was primarily notes and short-term obligations. At December 31, 2006, the SPE’s receivables were $342.6 million. For further discussion of the receivables securitization facility, see Note 7.
     The Company operates a wholly owned subsidiary that provides operating loans and facility financing to farmers and livestock producers. These loans, which relate primarily to dairy, swine, cattle and other livestock production, are presented as notes and contracts for the current portion and as other assets for the noncurrent portion. Total notes and contracts were $102.6 million at December 31, 2006 and $101.4 million at December 31, 2005 of which $58.2 million and $61.0 million, respectively, was the current portion included in the table above.
3. Inventories
A summary of inventories at December 31 is as follows:

	2006	2005

Raw materials	$152,548	$148,560
Work in process	3,914	2,297
Finished goods	315,472	302,278

Total inventories	$471,934	$453,135

2006 FINANCIAL RESULTS | 9

4. Investments
A summary of investments at December 31 is as follows:

	2006	2005

Agriliance LLC	$124,719	$112,932
Ag Processing Inc	33,975	35,831
Advanced Food Products, LLC	32,933	31,904
Agronomy Company of Canada Ltd.	16,834	14,464
Universal Cooperatives, Inc.	7,986	7,716
CoBank, ACB	7,198	10,688
Melrose Dairy Proteins, LLC	5,741	7,495
Golden Oval Eggs, LLC	4,265	—
Delta Egg Farm, LLC	3,890	3,858
Prairie Farms Dairy, Inc.	3,696	4,315
Other — principally cooperatives and joint ventures	28,965	34,583

Total investments	$270,202	$263,786

On June 30, 2006, Land O’Lakes obtained an investment in Golden Oval Eggs, LLC. See Note 16 for further discussion.
     In 2005, the Company sold its entire interest in CF Industries, Inc., a domestic manufacturer of crop nutrients in Agronomy, for $315.5 million in cash, which resulted in a gain on sale of investment of $102.4 million.
     As of December 31, 2006, the Company has a 50% voting interest in numerous joint ventures, including Agriliance LLC, Agronomy Company of Canada Ltd., Melrose Dairy Proteins, LLC, and MoArk/Fort Recovery Egg Marketing, LLC. The Company also holds a 35% voting interest in Advanced Food Products, LLC. The Company’s four largest equity investments based on each investee’s total assets or earnings were Agriliance LLC, Advanced Food Products, LLC, Agronomy Company of Canada Ltd., and MoArk/Fort Recovery Egg Marketing, LLC. Summarized financial information for Agriliance LLC and in aggregate, for the next three largest equity investments, which comprise most of the equity investments, as of and for the years ended December 31 is as follows:
Agriliance LLC:

	2006	2005

Net sales	$3,694,121	$3,819,523
Gross profit	337,955	377,682
Net earnings	23,213	71,011
Current assets	1,518,133	1,712,290
Non-current assets	164,917	154,270
Current liabilities	1,302,148	1,520,780
Non-current liabilities	131,465	119,917
Total equity	249,437	225,863

Aggregated equity investments:

	2006	2005

Net sales	$338,698	$295,976
Gross profit	22,922	18,683
Net earnings	9,686	5,843
Current assets	115,214	1,03,954
Non-current assets	57,125	55,156
Current liabilities	38,713	35,660
Non-current liabilities	4,143	1,629
Total equity	129,483	121,821

5. Property, Plant and Equipment
A summary of property, plant and equipment at December 31 is as follows:

	2006	2005

Machinery and equipment	$731,576	$706,350
Buildings and building equipment	383,124	358,877
Land and land improvements	66,418	64,260
Software	62,885	61,603
Construction in progress	38,242	27,778

	1,282,245	1,218,868
Less accumulated depreciation	617,176	550,218

Total property, plant and equipment, net	$665,069	$668,650

6. Goodwill and Other Intangible Assets
Goodwill
The carrying amount of goodwill by segment at December 31 is as follows:

	2006	2005

Feed	$127,893	$115,593
Dairy Foods	83,799	69,904
Layers	58,982	79,567
Agronomy	45,461	51,566
Seed	10,392	10,429

Total goodwill	$326,527	$327,059

The $12.3 million increase in Feed goodwill primarily resulted from the purchase of the remaining 49.9% minority interest in Penny-Newman Milling LLC, a California grain and feed company in January 2006.
     The $13.9 million increase in Dairy Foods goodwill in 2006 was related to the 1998 acquisition of Dairyman’s Cooperative Creamery Association and the Company’s commitment to issue allocated member equities to certain members in 2006.
     The decline in Layers goodwill primarily resulted from a $16.8 million impairment charge incurred in 2006. See Note 15 for further information.
     The goodwill declines in Agronomy and Seed resulted from the amortization associated with investments in joint ventures and cooperatives.
10 | LAND O’LAKES

Other Intangible Assets
A summary of other intangible assets at December 31 is as follows:

	2006	2005

Amortized other intangible assets:
Patents, less accumulated amortization of $6,063 and $4,909, respectively	$10,648	$11,802
Trademarks, less accumulated amortization of $2,498 and $2,078, respectively	1,472	1,892
Other intangible assets, less accumulated amortization of $10,578 and $8,543, respectively	6,298	6,448

Total amortized other intangible assets	18,418	20,142
Total non-amortized other intangible assets - trademarks and dealer networks	76,625	76,625

Total other intangible assets	$95,043	$96,767

Amortization expense for the years ended December 31, 2006, 2005 and 2004 was $3.6 million, $4.7 million and $4.3 million, respectively. The estimated amortization expense related to other intangible assets subject to amortization for the next five years will approximate $2.6 million annually. The weighted-average life of the intangible assets subject to amortization is approximately ten years. The majority of the other intangible assets is related to Feed acquisitions.
7. Debt Obligations
Notes and Short-term Obligations
The Company had notes and short-term obligations at December 31, 2006 and 2005 of $58.3 million and $76.5 million, respectively. The Company maintains credit facilities to finance its short-term borrowing needs including a revolving credit facility and receivables securitization facility.
     In August 2006, the Company completed amendments to and restated its $225 million, five-year secured revolving credit facility. Under the amendments, the lenders have committed to make advances and issue letters of credit until 2011 in an aggregate amount not to exceed $225 million. Borrowings under the amended facility are not subject to a borrowing base limitation. Borrowings bear interest at a variable rate (either LIBOR or an Alternative Base Rate) plus an applicable margin. The margin is dependent upon the Company’s leverage ratio. Based on the Company’s leverage ratio at the end of December 2006, the LIBOR margin for the revolving credit facility is 125 basis points. Spreads for the Alternative Base Rate are 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at the election of the Company. At December 31, 2006, there was no outstanding balance on the revolving credit facility and $174.4 million was available under this facility after giving effect to $50.6 million of outstanding letters of credit, which reduce availability. There was no balance outstanding at December 31, 2005 under the prior facility.
     In September 2006, the Company completed amendments to and restated its $200 million, five-year receivables securitization facility. Under the amendments, the Company’s wholly owned special purpose entity (“SPE”) is fully consolidated in the Company’s financial statements. The Company sells certain receivables to the SPE in order to obtain financing for its short-term borrowing needs. The SPE enters into borrowings with CoBank which are effectively secured solely by the SPE’s receivables. Borrowings under the receivables securitization facility bear interest at LIBOR plus 87.5 basis points. The SPE has its own separate creditors that are entitled to be satisfied out of all of the assets of the SPE prior to any value becoming available to the Company. At December 31, 2006 and 2005, there was no balance outstanding with CoBank and $200 million was available under the receivables securitization facility.
     The Company also had $56.5 million as of December 31, 2006, and $56.9 million as of December 31, 2005, of notes and short-term obligations outstanding under a revolving line of credit and other borrowing arrangements for a wholly owned subsidiary that provides operating loans and facility financing to farmers and livestock producers.
     The weighted average interest rate on short-term borrowings and notes outstanding at December 31, 2006 and December 31, 2005 was 5.52% and 5.67%, respectively.
Long-term Debt
A summary of long-term debt at December 31 is as follows:

	2006	2005

Senior unsecured notes — due 2011 (8.75%)	$196,452	$196,452
Senior secured notes — due 2010 (9.00%)	175,000	175,000
Capital Securities of Trust Subsidiary — due 2028 (7.45%)	190,700	190,700
MoArk, LLC debt — due 2007 through 2023 (7.64% weighted average)	44,004	59,136
Industrial development revenue bonds and other secured notes payable — due 2007 through 2016 (3.00% to 6.00%)	14,868	14,893
Capital lease obligations (6.00% to 8.95%)	7,776	9,310
Other debt	21,231	25,232

	650,031	670,723
Less current portion	10,972	23,921

Total long-term debt	$639,059	$646,802

In 2006, Land O’Lakes wholly owned subsidiary, MoArk, LLC (“MoArk”), paid $28.1 million in amounts owed under various term notes and loans, principally from cash proceeds received from the disposal of assets related to its liquid egg operations.
     In May 2006, MoArk entered into a $40 million revolving credit facility to replace its prior facility. This facility is subject to a borrowing base limitation and terminates in June 2009. Borrowings bear interest at a variable rate (either LIBOR or a Base Rate) plus an applicable margin. At December 31, 2006, $13.0 million was outstanding and borrowings of $19.0 million were outstanding at December 31, 2005 under MoArk’s previous revolving credit facility. The revolving credit facility is subject to certain debt covenants which were all satisfied at December 31, 2006.
     At December 31, 2006, the Company had $7.8 million in obligations under capital lease for MoArk which represents the present value of the future minimum lease payments for the leases. MoArk leases machinery, buildings and equipment at various locations. Minimum commitments under obligations under capital leases at December 31, 2006 total $7.8 million composed of $1.8 million for 2007, $1.4 million for 2008, $1.4 million for 2009, $1.4 million for 2010, $1.5 million for 2011 and $0.3 million for later years.
     Land O’Lakes Capital Trust I (the “Trust”) was created in 1998 for the sole purpose of issuing $200.0 million of Capital Securities and investing the proceeds thereof in an equivalent amount of debentures of the Company. The sole assets of the Trust, $206.2 million principal amount Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company, bearing interest at 7.45% and maturing on March 15, 2028, are eliminated upon consolidation.
     Interest paid on debt obligations was $60.2 million, $78.0 million and $80.3 million in 2006, 2005 and 2004, respectively.
     Substantially all of the Company’s assets, excluding assets of MoArk, have been pledged to its lenders under the terms of its financing arrangements including, but not limited to, the revolving credit facility and the senior secured notes due 2010. Land O’Lakes debt covenants include certain minimum financial ratios that were all satisfied as of December 31, 2006.
2006 FINANCIAL RESULTS | 11

     The Company uses interest rate swap agreements, designated as fair value hedges, to help manage exposure to interest rate fluctuations. The objective of the swaps is to maintain an appropriate balance between fixed and floating interest rate exposures. These swaps mirror the terms of the 8.75% senior unsecured notes and effectively convert $102 million of such notes from a fixed 8.75% rate to an effective rate of LIBOR plus 385 basis points. At December 3 1, 2006, the aggregate notional amount of the swaps was $102 million. The swap fair value was a liability of $2.0 million at December 31, 2006, which is reflected in employee benefits and other liabilities in the consolidated balance sheet, and the fair value adjustment on the hedged debt was included in long-term debt in the consolidated balance sheet at December 31, 2006.
The maturity of long-term debt for the next five years and thereafter is summarized in the table below.

Year	Amount

2007	$10,972
2008	5,696
2009	4,968
2010	179,971
2011	199,479
2012 and thereafter	248,945

8. Other Comprehensive Income

	2006	2005	2004

Net earnings	$88,666	$128,943	$21,433
Minimum pension liability adjustment (net of income taxes of $(5,734) in 2006, $1,592 in 2005 and $4,698 in 2004)	9,108	(2,603)	(7,402)
Unrealized loss on available-for-sale investment securities	(404)	(155)	(521)
Foreign currency translation adjustment,net of income taxes	183	1,387	(184)

Total comprehensive income	$97,553	$127,572	$13,326

The minimum pension liability adjustment for 2006, 2005 and 2004 reflects $9.0 million, $(5.7) million and $(8.6) million, respectively, for Land O’Lakes defined benefit pension plans and $0.1 million, $3.1 million and $1.2 million, respectively, for the Company’s portion of the minimum pension liability adjustment for its joint venture in Agriliance LLC.
The components of accumulated other comprehensive loss as of December 31 are as follows:

	2006	2005

Minimum pension liability, net of income taxes	$(67,529)	$(76,638)
Unrealized gain on available-for-sale investment securities	—	404
Foreign currency translation adjustment, net of income taxes	1,253	1,071

Accumulated other comprehensive loss	$(66,276)	$(75,163)

9. Fair Value of Financial Instruments
The following tables provide information about the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and cash equivalents, trade receivables, accounts payable and notes and short-term obligations approximate fair value due to the short-term maturity of the instruments. The carrying value of MoArk’s LIBOR-based debt also approximates fair value since the interest rate automatically adjusts every one to six months and credit spreads are not believed to have changed materially since the facilities were established. The Company believes it is not feasible to readily determine the fair value of investments in other cooperatives due to the excessive cost involved, as there is no established market for these investments. The fair value of current and non-current notes receivable of $14.3 million and $24.6 million as of December 31, 2006 and $27.6 million and $9.8 million as of December 31, 2005, respectively, was not estimated because it is not feasible to readily determine the fair value.
     The fair value of loans receivable, which are loans made to farmers and livestock producers by the Company’s financing subsidiary, was estimated using a present value calculation based on similar loans made or loans re-priced to borrowers with similar credit risks. This methodology is used because no active market exists for these loans and the Company cannot determine whether the fair values presented would equal the value negotiated in an actual sale. The fair value of fixed rate long-term debt was estimated through a present value calculation based on available information on prevailing market interest rates for similar securities. A summary of these instruments is as follows:

	2006		2005

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Loans receivable, net	$102,564	$101,933	$101,446	$101,454
Senior unsecured notes due 2011	196,452	206,673	196,452	205,601
Senior secured notes due 2010	175,000	187,632	175,000	192,021
MoArk fixed rate debt	31,004	29,968	37,843	36,744
Capital Securities of Trust Subsidiary due 2028	190,700	158,508	190,700	153,031

The Company enters into futures and options contract derivatives to reduce risk on the market value of inventory and fixed or partially fixed purchase and sale contracts. The notional or contractual amount of derivatives provide an indication of the extent of the Company’s involvement in such instruments at that time but does not represent exposure to market risk or future cash requirements under certain of these instruments. A summary of the notional or contractual amounts and the fair value of assets (liabilities) of these derivative financial instruments at December 31 is as follows:

	2006		2005

	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

Commodity futures and options contracts:
Commitments to purchase	$168,336	$10,508	$177,507	$(433)
Commitments to sell	(91,642)	(4,932)	(61,162)	(4,477)

10. Income Taxes
The components of the income tax provision are summarized as follows:

	2006	2005	2004

Current expense (benefit)
Federal	$(6,712)	$(584)	$5,071
State	1,163	912	1,310

	(5,549)	328	6,381

Deferred expense (benefit)
Federal	12,029	4,377	(4,368)
State	1,326	800	(609)

	13,355	5,177	(4,977)

Income tax expense	$7,806	$5,505	$1,404

12 | LAND O’LAKES

The effective tax rate differs from the statutory rate primarily as a result of the following:

	2006	2005	2004

Statutory rate	35.0%	35.0%	35.0%
Patronage refunds	(22.4)	(31.3)	(28.0)
State income tax, net of federal benefit	1.7	0.8	1.5
Amortization of goodwill	9.8	—	1.6
Effect of foreign operations	(1.0)	(0.7)	(4.0)
Disposal of investment	(1.0)	—	(4.2)
Additional tax (benefit)	(13.1)	1.4	0.9
Meals and entertainment	1.2	0.6	3.3
Tax credits	(0.8)	(0.6)	(2.9)
Other, net	(1.3)	(1.0)	1.5

Effective tax rate	8.1%	4.2%	4.7%

The significant components of the deferred tax assets and liabilities at December 31 are as follows:

	2006	2005

Deferred tax assets related to:
Deferred patronage	$43,262	$45,864
Accrued expenses	71,024	71,438
Allowance for doubtful accounts	3,823	4,973
Asset impairments	7,440	4,233
Joint ventures	5,576	—
Net operating loss carryforwards	11,510	36,447
Deferred tax credits	4,140	7,502

Total deferred tax assets	146,775	170,457

Deferred tax liabilities related to:
Property, plant and equipment	96,319	105,162
Inventories	6,724	3,779
Joint ventures	—	989
Intangibles	15,859	10,778
Deferred revenue	10,389	13,827
Other, net	244	787

Total deferred tax liabilities	129,535	135,322

Net deferred tax assets	$17,240	$35,135

The net deferred tax assets are classified in the consolidated balance sheets as follows:

	2006	2005

Other current assets	$21,225	$26,402
Other assets	—	8,733
Employee benefits and other liabilities	(3,985)	—

Total net deferred tax assets	$17,240	$35,135

In 2006, the Company and the IRS finalized a tax audit for the periods 1996 through 2003. As a result of the audit, $13.6 million was recorded as a reduction in income tax expense for the year ended December 31, 2006. In addition, in 2006 the Company recorded income tax expense of $9.9 million attributable to the gain on the divestiture of its liquid egg operations. Earnings (loss) from other activities resulted in income tax expense of $11.5 million for the year ended December 31, 2006.
     As of December 31, 2006, the Company had net operating loss carryforwards of approximately $30.1 million for tax purposes available to offset future taxable income. If not used, these carryforwards will expire, primarily in years 2023 and 2025.
     As of December 31, 2006, a basis difference of approximately $14.1 million existed with respect to investments in foreign subsidiaries and foreign corporate joint ventures that are considered to be indefinite in nature. The underlying deferred tax liability has not been recognized due to the permanent nature of the investment.
     SFAS No. 109, “Accounting for Income Taxes,” requires consideration of a valuation allowance if it is “more likely than not” that benefits of deferred tax assets will not be realized. The Company has determined, based on prior earnings history, reversal of deferred liabilities and anticipated earnings, that no valuation allowance is necessary.
     Income taxes paid in 2006, 2005 and 2004 were $4.9 million, $0.1 million and $11.1 million, respectively.
11. Pension and Other Postretirement Plans
The Company has a qualified, defined benefit pension plan which generally covers all eligible employees hired before January 1, 2006 not participating in a labor negotiated plan. Plan benefits are generally based on years of service and highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (“ERISA”). In addition, the Company has a noncontributory, supplemental executive retirement plan (“SERP”) and a discretionary capital accumulation plan (“CAP”), both of which are non-qualified, defined benefit pension plans and are unfunded.
     The Company also sponsors plans that provide certain health care benefits for retired employees. Generally, employees hired by Land O’Lakes prior to October 1, 2002 become eligible for these benefits upon meeting certain age and service requirements; employees hired by Land O’Lakes after September 30, 2002 are eligible for access-only retirement health care benefits at their expense. The Company funds only the plans’ annual cash requirements.
     The Company uses a November 30 measurement date for its plans.
Obligation and Funded Status at December 31

	Pension Benefits

	Qualified Plan		Non-qualified Plans

	2006	2005	2006	2005

Change in benefit obligation:
Benefit obligation at beginning of year	$508,860	$440,637	$53,749	$46,666
Service cost	18,665	17,143	416	297
Interest cost	29,126	27,084	3,027	2,939
Plan amendments	(11,321)	—	(645)	—
Actuarial loss	15,171	44,747	1,712	6,476
Benefits paid	(20,870)	(20,751)	(2,834)	(2,629)

Benefit obligation at end of year	$539,631	$508,860	$55,425	$53,749

Change in plan assets:
Fair value of plan assets at beginning of year	$425,740	$390,390	$—	$—
Actual gain on plan assets	53,447	31,101	—	—
Company contributions	20,000	25,000	2,834	2,629
Benefits paid	(20,870)	(20,751)	(2,834)	(2,629)

Fair value of plan assets at end of year	$478,317	$425,740	$—	$—

Funded status	$(61,314)	$(83,120)	$(55,425)	$(53,749)
Unrecognized net actuarial loss	139,147	167,403	14,856	14,288
Unrecognized prior service cost	507	149	(2,075)	(2,076)

Net amount recognized	$78,340	$84,432	$(42,644)	$(41,537)

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	(23,441)	(30,681)	(50,200)	(50,064)
Intangible asset	507	149	—	—
Accumulated other comprehensive loss before income taxes	101,274	114,964	7,556	8,527

Net amount recognized	$78,340	$84,432	$(42,644)	$(41,537)

2006 FINANCIAL RESULTS | 13

The accumulated benefit obligation for the Company’s defined benefit pension plan was $501.8 million and $456.4 million at December 31, 2006 and 2005, respectively. The accumulated benefit obligation for the Company’s non-qualified, defined benefit pension plans was $50.2 million and $50.1 million at December 31, 2006 and 2005, respectively.
Information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31 is as follows:

	Pension Benefits

	Qualified Plan		Non-qualified Plans

	2006	2005	2006	2005

Projected benefit obligation	$539,631	$508,860	$55,425	$53,749
Accumulated benefit obligation	501,758	456,421	50,200	50,064
Fair value of plan assets	478,316	425,740	—	—

	Other Postretirement Benefits

	2006	2005

Change in benefit obligation:
Benefit obligation at beginning of year	$69,999	$71,194
Service cost	666	650
Interest cost	3,990	3,913
Plan amendments	(3,153)	—
Plan participants’ contributions	2,594	2,185
Actuarial loss (gain)	5,691	(454)
Benefits paid	(7,815)	(7,489)

Benefit obligation at end of year	$71,972	$69,999

Change in plan assets:
Company contributions	$5,822	$5,304
Plan participants’ contributions	2,594	2,185
Medicare Part D Reimbursements	(601)	—
Benefits paid	(7,815)	(7,489)

Fair value of plan assets at end of year	$—	$—

Funded status	$(71,972)	$(69,999)
Unrecognized net actuarial loss	37,219	34,142
Unrecognized prior service cost	—	2,128
Unrecognized transition obligation	2,566	4,500

Accrued benefit liability recognized in the consolidated balance sheets	$(32,187)	$(29,229)

Components of net periodic benefit cost are as follows:

	Pension Benefits

	2006	2005	2004

Service cost	$19,081	$17,440	$17,111
Interest cost	32,153	30,023	27,372
Expected return on assets	(35,040)	(33,577)	(32,736)
Amortization of actuarial loss	14,134	10,946	5,923
Amortization of prior service cost	(469)	(430)	723
Curtailment	175	—	—

Net periodic benefit cost	$30,034	$24,402	$18,393

	Other Postretirement
	Benefits

	2006	2005	2004

Service cost	$666	$650	$804
Interest cost	3,990	3,913	4,079
Amortization of actuarial loss	2,615	2,465	2,346
Amortization of prior service cost	266	266	266
Amortization of transition obligation	643	643	643

Net periodic benefit cost	$8,180	$7,937	$8,138

Additional Information

	Pension Benefits

	Qualified Plan		Non-qualified Plans

	2006	2005	2006	2005

Change in intangible asset	$358	$(33)	$—	$—
Change in additional minimum liability	(13,332)	6,180	(971)	3,060

Change in other comprehensive loss before income taxes	$(13,690)	$6,213	$(971)	$3,060

Weighted-average assumptions used to determine benefit obligations at December 31:

			Other Postretirement
	Pension Benefits		Benefits

	2006	2005	2006	2005

Discount rate	5.70%	5.75%	5.70%	5.75%
Rate of long-term return on plan assets	8.25%	8.25%	N/A	N/A
Rate of compensation increase	4.25%	4.25%	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

				Other Postretirement
	Pension Benefits			Benefits

	2006	2005	2004	2006	2005	2004

Discount rate	5.75%	6.0%	6.25%	5.75%	6.00%	6.25%
Rate of long-term return on plan assets	8.25%	8.50%	8.50%	N/A	N/A	N/A
Rate of compensation increase	4.25%	4.25%	4.25%	N/A	N/A	N/A

The Company employs a building block approach in determining the long-term rate of return for the assets in the qualified, defined benefit pension plan. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. Diversification and rebalancing of the plan assets are properly considered as part of establishing the long-term portfolio return. Peer data and historical returns are reviewed to check for reasonableness. The Company determined its discount rate assumption at year end based on a hypothetical double A yield curve represented by a series of annualized individual discount rates from one-half to thirty years. Assumed health care cost trend rates at December 31:
Assumed health care cost trend rates at December 31:

	2006	2005

Health care cost trend rate assumed for next year	10.00%	10.00%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	5.00%	5.50%
Year that rate reaches ultimate trend rate	2014	2011

14 | LAND O’LAKES

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1 percentage-point change in the assumed health care cost trend rate at December 31, 2006 would have the following effects:

	1 percentage	1 percentage
	point	point
	increase	decrease

Effect on total of service and interest cost	$247	$(219)
Effect on postretirement benefit obligation	$4,302	$(3,810)

Plan Assets
The Company’s qualified, defined benefit pension plan weighted-average asset allocations at December 31, 2006 and December 31, 2005, by asset category, are as follows:

Asset category	2006	2005	Target

U.S. equity securities	56%	55%	55%
International equity securities	12%	10%	10%
Fixed income securities and bonds	32%	35%	35%

Total	100%	100%	100%

The Company has a Statement of Pension Investment Policies and Objectives (the “Statement”) that guides the retirement plan committee in its mission to effectively monitor and supervise the pension plan assets. Two general investment goals are reflected in the Statement: 1) the investment program for the pension plan should provide returns which improve the funded status of the plan over time and reduce the Company’s pension costs, and 2) the Company expects to receive above-average performance from the pension portfolio’s managers in exchange for the fees paid to them. As a result, the total fund’s annualized return before fees should, over a five-year horizon, exceed the annualized, weighted total rate of return of a customized index by 1 percentage point and rank in the top 35% on the Hewitt Associates pension fund universe. Although not a guarantee of future results, the total fund’s five-year annualized return before fees was 8.80%, which exceeded the custom index by 1.75 percentage points, and ranked in the top 57% on the Hewitt Associates pension fund universe. The 2006 total fund’s annualized return was 13.22%, which exceeded the custom index by 0.37 percentage points. The customized index contains the Russell 1000 (weighted 45%), Lehman Bros. Aggregate Bond Index (weighted 35%), EAFE Index (weighted 10%) and Russell 2000 (weighted 10%).
Cash Flow
The Company expects to contribute approximately $17.8 million to its defined benefit pension plans and $6.3 million to its other postretirement benefits plan in 2007.
     The benefits anticipated to be paid from the benefit plans, which reflect expected future years of service, and the Medicare subsidy expected to be received are as follows:

			Other	Health
	Qualified	Non-qualified	Postretirement	Care Subsidy
	Pension Plan	Pension Plans	Benefits	Receipts

2007	$23,000	$3,200	$6,300	$(900)
2008	24,000	3,500	6,700	(1,000)
2009	26,000	3,900	7,000	(1,100)
2010	27,000	4,400	7,300	(1,200)
2011	29,000	4,200	7,500	(1,300)
2012-2016	178,000	22,400	38,900	(8,300)

Other Benefit Plans
Certain eligible employees are covered by defined contribution plans. The expense for these plans was $14.4 million, $14.3 million and $14.2 million for 2006, 2005 and 2004, respectively.
     The Company participates in a trustee-managed multi-employer pension and health and welfare plan for employees covered under collective bargaining agreements. Several factors could result in potential funding deficiencies which could cause the Company to make significantly higher future contributions to this plan, including unfavorable investment performance, changes in demographics, and increased benefits to participants. The Company contributed $0.9 million, $1.2 million and $0.8 million to this plan for 2006, 2005 and 2004, respectively.
12. Share-Based Compensation
The Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” effective January 1, 2006. SFAS 123(R) requires the recognition of the intrinsic value of share-based compensation in net earnings. Share-based compensation consists solely of Value Appreciation Right (VAR) “Units” granted to certain eligible employees under a Company-sponsored incentive plan (the “VAR plan”). The Units are not traditional stock and do not provide the recipient any voting rights in the Company, nor, any right to receive assets of Land O’Lakes. A maximum of 200,000 Units may be granted annually to certain employees at a price based on a formula that includes earnings, debt levels and cash payments to members for the five-year period ending at the close of the preceding year. Generally, Units fully vest four years from the grant date per the VAR plan. Vested Units are settled upon the earlier of a predetermined date chosen by the employee at the date of grant, or upon retirement or termination. The Company recognizes compensation expense for the estimated intrinsic value appreciation of Units over the vesting period using the graded vesting method. The Units are reflected as a liability in the consolidated balance sheet and upon settlement are paid in cash to participants.
     The Company elected to use the modified prospective application method for adopting SFAS 123(R). Under this method, the Company recorded $0.1 million of incremental compensation expense for Units issued prior to January 1, 2006 which are expected to vest prior to the four-year vesting period due to employees achieving retirement-eligible status. Employees reach retirement-eligible status at the age of 55 with 10 years of service or upon reaching the normal retirement age, ranging from 65 to 67, with no required years of service.
     For the years ended December 31, 2006, 2005 and 2004, compensation expense for the share-based payment plan was $3.5 million, $2.3 million and $0.8 million, respectively. Cash payments for Units settled for 2006 and 2005 were $0.3 million and $0, respectively. The actual income tax benefit realized from this plan was $0.1 million and $0 for 2006 and 2005, respectively.
     For 2006, the number of Units granted, cancelled and settled was 69,750 and 6,250 and 57,250 respectively. The number of Units vested during 2006 was 154,500 with an intrinsic value of $3.0 million. The number of vested Units outstanding at December 31, 2006 was 435,625 with an intrinsic value of $7.1 million. There were no Units exercisable at December 31, 2006. The number of non-vested Units at December 31, 2006 was 92,000, and the total remaining unrecognized compensation cost related to non-vested Units was $0.6 million. As of December 31, 2006, the weighted average remaining service period for the non-vested Units was 2.3 years.
2006 FINANCIAL RESULTS | 15

13. Equities
The authorized capital stock at December 31, 2006 consisted of 2,000 shares of Class A Common, $1,000 par value; 50,000 shares of Class B Common, $1 par value; 500 shares of nonvoting Class C Common, $1,000 par value; 10,000 shares of nonvoting Class D Common, $1 par value; and 1,000,000 shares of nonvoting, 8% non-cumulative Preferred, $10 par value.
     The following details the activity in membership shares during the three years ended December 31, 2006:

	NUMBER OF SHARES

	Common				Preferred

	A	B	C	D

December 31, 2003	1,094	4,914	190	1,142	83,518
New Members	1	188	1	141	—
Redemptions	(38)	(758)	(8)	(165)	(2,130)

December 31, 2004	1,057	4,344	183	1,118	81,388
New Members	8	168	—	31	—
Redemptions	(61)	(394)	(8)	(125)	(3,072)

December 31, 2005	1,004	4,118	175	1,024	78,316
New Members	2	234	—	203	—
Redemptions	(47)	(326)	(8)	(204)	(8,632)

December 31, 2006	959	4,026	167	1,023	69,684

Allocated patronage to members of $72.0 million, $118.3 million and $23.6 million for the years ended December 31, 2006, 2005 and 2004, respectively, is based on earnings in specific patronage or product categories and in proportion to the business each member does within each category. For 2006, Land O’Lakes issued qualified patronage and non-qualified patronage equities in the amounts of $68.4 million and $3.6 million, respectively. Qualified patronage equities are tax deductible by the Company when qualified written notices of allocation are issued and non-qualified patronage equities are tax deductible when redeemed with cash.
     In 2006, allocated equities of $13.9 million were recognized as final consideration for the 1998 acquisition of Dairyman’s Cooperative Creamery Association. The equities were issued to certain members in January 2007.
     The allocation to retained earnings of $13.6 million in 2006, $8.8 million in 2005 and $(4.1) million in 2004 represents earnings or (losses) generated by non-member businesses plus amounts under the retained earnings program as provided in the bylaws of the Company.
14. Acquisitions
In January 2006, the Company acquired the remaining 42.5% of MoArk from Osborne Investments, LLC (Osborne) for $71.0 million in cash. The acquisition accelerated a 2007 transfer of ownership provision which was part of the original joint venture agreement between the Company and Osborne. The $71.0 million purchase price was recorded as accrued expense in the consolidated balance sheet as of December 31, 2005. In January 2006, the Company purchased the remaining 49.9% minority interest of Penny-Newman Milling LLC, a consolidated grain and feed subsidiary located in Fresno, California, for $13.2 million in cash plus assumed debt of $5.0 million. The $13.2 million purchase price was primarily allocated to goodwill. In October 2006, the Company acquired a Feed facility in Guilderland, New York for $3.9 million in cash.
     In 2005, Land O’Lakes paid $30.1 million for the final payment on the Madison Dairy Produce Company acquisition, a private label butter business acquired by Dairy Foods in 2000. In December 2005, the Company paid $3.2 million for the remaining 1.5% minority interest in Cheese & Protein International LLC, a Dairy Foods cheese manufacturing and whey processing plant in Tulare, California. In September 2005, Feed increased the Company’s ownership in Penny-Newman Milling LLC, from 40.0% to 50.01% with an additional investment of $4.0 million and began consolidating Penny-Newman Milling LLC in its financial statements effective September 30, 2005. In August 2005, the Company paid $8.2 million to acquire the assets of an alfalfa seed company. Other acquisition spending totaled $0.6 million.
     In 2004, the Company paid $12.2 million to purchase the remaining 8% minority interest in its Land O’Lakes Purina Feed LLC subsidiary.
15. Restructuring and Impairment Charges

	2006	2005	2004

Restructuring charges	$1,482	$328	$2,441
Impairment charges	19,687	6,053	5,374

Total restructuring and impairment charges	$21,169	$6,381	$7,815

Restructuring charges
In 2006, the Company had restructuring charges of $1.5 million. As a result of competitive conditions in the Upper Midwest, Dairy Foods closed a cheese facility in Greenwood, Wisconsin in February 2006. The restructuring charges primarily related to a long-term contractual obligation for waste-water treatment with the City of Greenwood. The remaining liability at December 31, 2006 for severance, contract and other exit costs was $1.5 million.
     In 2005, the Company had restructuring charges of $0.3 million. A charge of $1.1 million was recorded which represented severance for approximately 30 employees and other exit costs related to the Greenwood closure. Partially offsetting this charge were reversals of $0 .4 million related to prior year restructuring charges for the closure of the Volga, South Dakota cheese facility and $0.4 million related to prior year restructuring charges for downsizing Feed operations. The balance remaining to be paid at December 31, 2005 for employee severance, outplacement and other exit costs was $1.6 million.
     In 2004, the Company had restructuring charges of $2.4 million. Feed recorded a $2.9 million restructuring charge, which represented severance costs for approximately 100 employees due to the downsizing of operations. Dairy Foods had a reversal of $0.5 million related to prior year restructuring charges for the closure of the Volga, South Dakota cheese facility. The balance remaining to be paid at December 31, 2004 for employee severance and outplacement costs was $3.8 million.
Impairment charges
In 2006, the Company incurred $19.7 million of impairment charges. The Company performed a goodwill impairment test for the remaining goodwill in Layers subsequent to the disposal of its liquid egg operations in June. The estimated fair value of Layers was determined by using a combination of market data and a present value calculation of future cash flows. As a result of the test, a $16.8 million goodwill impairment charge was recorded in Layers. The Company also recorded a $2.8 million impairment charge in Dairy Foods related to a note receivable from the sale of a cheese facility in Gustine, California. In 2003, this facility was sold to Valley Gold LLC for $2.5 million in cash and a $5 million note. Valley Gold defaulted on this note and in 2006 the Company reacquired the facility via a foreclosure sale. The Company plans to sell the facility and is actively engaged in identifying potential buyers.
     In 2005, the Company incurred $6.1 million of impairment charges as the book values of certain fixed assets were written down to fair value based on estimated selling prices. In Dairy Foods, a $2.5 million impairment charge was incurred for the write-down of the Greenwood, Wisconsin cheese facility and $0.9 million was incurred for the write-down of manufacturing equipment at another facility. In Feed, $2.3 million of impairment charges were recorded, primarily related to the write-down of the Liberal, Kansas feed plant. This was the result of a decision to close and sell the facility due to declines in livestock numbers in the region. In Layers, a $0.4 million impairment charge for the write-down of plant fixed assets was recorded.
     In 2004, the Company incurred $5.4 million of impairment charges. This included a $1.5 million charge for goodwill impairment in Seed due to the
16 | LAND O’LAKES

sale of a subsidiary as well as charges for impairments related to the write-down of certain assets to their estimated fair value of $3.1 million in Feed, $0.6 million in Dairy Foods and $0.2 million in Other.
16. Other (Income) Expense, Net

	2006	2005	2004

Gain on divestiture of businesses	$(8,987)	$—	$(1,438)
Gain on sale of investments, excluding CF Industries	(7,980)	( 1 ,135)	(623)
Gain on sale of intangibles	(1,824)	—	—
Loss on extinguishment of debt	—	11,014	—
Gain on legal settlements	—	(584)	(5,415)

Total	$(18,791)	$9,295	$(7,476)

In 2006, the Company divested the liquid egg operations of its MoArk subsidiary to Golden Oval Eggs, LLC and GOECA, LLP (together “Golden Oval”) and recognized an $8.0 million gain on divestiture. MoArk received $37.1 million in net proceeds, plus an additional $17.0 million from Golden Oval in the form of a three-year note, with the possibility of incremental earn-out amounts if Golden Oval surpasses certain performance measures. The Company also received $5.0 million of equity in Golden Oval. At December 31, 2005, assets of $48.7 million and liabilities of $0.4 million for the liquid egg operations were classified as other current assets and accrued expenses, respectively, in the Company’s consolidated balance sheet. In connection with the sale, Land O’Lakes, Inc. granted Golden Oval a license to use the Land O’Lakes brand name for certain liquid egg products. MoArk continues to operate its shell egg business.
     In 2006, Feed divested a private label pet food business for $5.2 million in cash, which resulted in a gain of $0.9 million. In 2005, Feed divested of a subsidiary and received $2.6 million in cash, which resulted in no gain or loss. During 2004, Land O’Lakes divested a Dairy foods business for $7 .5 million in cash, which resulted in a gain of $1.5 million. The Company also divested of a seed business in 2004 for $5.6 million in cash, which resulted in a loss of $0.1 million.
     In 2006, the Company recognized a $7.8 million gain on the sale of an investment held by Dairy Foods. The Company also recorded a gain of $0.2 million on the sale of investments in Feed and received $1.4 million in cash. In 2005, the Company recorded a gain of $1.1 million on the sale of investments in Feed, from which the Company received $1.5 million in cash. In 2004, the Company recorded gains of $0.6 million on the sale of investments in Feed and received $2.3 million in cash.
     In 2006, the Company recognized a gain on sale of an intangible held by Dairy Foods for $1.8 million in cash.
     In 2005, the Company recorded an $11.0 million loss on extinguishment of $149.8 million of its senior unsecured notes due 2011.
     In 2005 and 2004, the Company recorded gains on legal settlements of $0.6 million and $5.4 million, respectively. The gains represent cash received in judgment from product suppliers against whom the Company alleged certain price-fixing claims.
17. Discontinued Operations
During 2005, the Company completed the sale of its swine production assets for net proceeds of $42.0 million which resulted in a gain, net of income taxes, of $0.1 million. Results from operations have been classified and reported as discontinued operations. Discontinued operations include $1.3 million income tax expense and $0.4 million allocated interest expense for 2005 and $4.2 million income tax benefit and $2.1 million allocated interest expense for 2004.
18. Commitments and Contingencies
The Company leases various equipment and real properties under long-term operating leases. Total rental expense was $55.2 million in 2006, $53.1 million in 2005 and $51.5 million in 2004. Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.
     Minimum lease commitments under noncancelable operating leases at December 31, 2006 totaled $96.6 million composed of $29.1 million for 2007, $25.4 million for 2008, $18.3 million for 2009, $12.5 million for 2010, $6.4 million for 2011 and $4.9 million for later years.
     The Company has noncancelable commitments to purchase raw materials in Dairy Foods, Feed, Seed and Layers. These purchase commitments are contracted on a short-term basis, typically one year or less, and total $2.3 billion at December 31, 2006. The Company has contracted commitments to purchase weaner and feeder pigs which are sold to producers or local cooperatives under long-term supply contracts. At December 31, 2006 these commitments total $127.0 million, comprised of $42.5 million in 2007, $28.6 million in 2008, $20.3 million in 2009, $18.3 million in 2010 and $17.3 million in 2011. At December 31, 2006, the Company had $13.4 million of other contractual commitments, primarily to purchase consulting services and capital equipment, comprised of $6.3 million in 2007, $1.5 million in 2008, $1.5 million in 2009, $1.0 million in 2010, $1.0 million in 2011 and $2.1 million thereafter.
     MoArk has guaranteed certain loan agreements for an equity investee. MoArk is responsible for 50% of the outstanding balance of these guaranteed notes totaling $10.9 million as of December 31, 2006. These notes are fully secured by collateral of the equity investee.
     The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to the Company’s consolidated financial condition, future results of operations or cash flows.
     The Company’s Cheese & Protein International (“CPI”) subsidiary has received multiple Notices of Violation (“NOVs”) from the City of Tulare, California Department of Public Works, regarding the industrial wastewater discharged from CPI’s facility. According to the NOVs, CPI’s wastewater exceeded certain permissible levels of electrical conductivity. In 2006, CPI paid surcharges of approximately $0.3 million to the City of Tulare. CPI does not expect to pay any surcharges related to electrical conductivity in 2007.
     In December 2005, a fire occurred in the Company’s Statesville, North Carolina feed plant. The feed plant was shut down and has not yet resumed production. The Company has temporarily used its other facilities to provide services to customers normally served by this location. The aggregate net book value of the damaged building, equipment and inventory is approximately $3.4 million. The Company holds insurance coverage for property damage and business interruption and a significant portion of the loss is expected to be covered by insurance. The Company received citations from North Carolina OSHA related to this incident, none of which will have a material impact to the Company’s financial condition, future results of operations, or cash flows. The Company expects to reopen the facility in 2007.
     On February 24, 2004, Cache La Poudre Feeds, LLC (“Cache”) filed a lawsuit in the United States District Court for the District of Colorado against the Company, Land O’Lakes Purina Feed LLC and certain named individuals claiming trademark infringement with respect to certain animal feed sales under the Profile trade name. Cache seeks damages of at least $132.8 million, which, it claims, is the amount the named entities generated in gains, profits and advantages from using the Profile trade name. In response to
2006 FINANCIAL RESULTS | 17

Cache’s complaint, the Company denied any wrongdoing and pursued certain counterclaims against Cache relating to trademark infringement, and other claims against Cache for, among other things, defamation and libel. In addition, the Company believes that Cache’s calculation of the Company’s gains, profits and advantages allegedly generated from the use of the Profile trade name are grossly overstated. The Company believes that sales revenue generated from the sale of products carrying the Profile trade name was immaterial. Although the amount of any loss that may result from this matter cannot be ascertained with certainty, management does not believe that it will result in a loss material to the Company’s consolidated financial condition, future results of operations or cash flow. The trial is scheduled for June 2007.
     In 2003, several lawsuits were filed against the Company by Ohio alpaca producers in which it was alleged that the Company manufactured and sold animal feed that caused the death of, or damage to, certain of the producers’ alpacas. The one remaining lawsuit is scheduled to go to trial in Spring of 2007.
     In a letter dated January 18, 2001, the Company was identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party for cleanup costs in connection with hazardous substances and wastes at the Hudson Refinery Superfund Site in Cushing, Oklahoma. The letter invited the Company to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study at the site and also demanded that the Company reimburse the EPA approximately $8.9 million for remediation expenses already incurred at the site. In March 2001, the Company responded to the EPA denying any responsibility. No further communication has been received from the EPA.
19. Related Party Transactions
The Company has related party transactions, primarily with equity investees The Company purchases and sells product to Melrose Dairy Proteins, LLC, a 50% voting interest joint venture with Dairy Farmers of America. The Company sells seed products, and purchases and sells services to Agriliance LLC, a 50% voting interest joint venture with CHS Inc. The company purchases aseptic products and sells dairy ingredients to Advanced Food Products, LLC, a 35% voting interest joint venture with a subsidiary of Bongrain, S.A. The Company’s MoArk and Land O’Lakes Purina Feed subsidiaries purchase and sell products to equity investees and other related parties. In addition, the Company had financing arrangements with Melrose Dairy Proteins, LLC, and Agriliance LLC. Related party transactions for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005, respectively, are as follows:

	2006	2005	2004

Sales	$171,031	$162,594	$163,449
Purchases	90,108	79,747	86,948
Services provided	17,650	20,321	14,432

	2006	2005

Notes receivable	$28,338	$25,600
Accounts receivable	13,036	7,788
Accounts payable	8,908	10,809

20. Segment Information
The Company operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers.
     Dairy Foods develops, markets and sells products such as butter, spreads, cheese, and other dairy related products. Products are sold under well-recognized national brand names including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker.
     Feed is largely comprised of the operations of Land O’Lakes Purina Feed LLC (“Land O’Lakes Purina Feed”), the Company’s wholly owned subsidiary. Land O’Lakes Purina Feed develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.
     Seed is a supplier and distributor of crop seed products in the United States. A variety of crop seed is sold, including alfalfa, soybeans, corn and forage and turf grasses.
     Agronomy consists primarily of the Company’s 50% ownership interest in Agriliance LLC (“Agriliance”), which is accounted for under the equity method. Agriliance markets and sells two primary product lines: crop protection (including herbicides and pesticides) and crop nutrients (including fertilizers and micronutrients).
     Layers consists of the Company’s wholly owned MoArk subsidiary. MoArk produces and markets shell eggs that are sold to retail and wholesale customers for consumer and industrial use throughout the United States. MoArk also produced and marketed liquid egg products prior to the sale of this operation on June 30, 2006.
     The Company’s management uses earnings (loss) before income taxes and discontinued operations to evaluate a segment’s performance. The Company allocates interest and corporate administrative expense, both directly and indirectly, to all of its business segments. Corporate staff functions that are able to determine actual services provided to each segment allocate expense on a direct and predetermined basis. All other corporate staff functions allocate expense indirectly based on each segment’s percentage of total invested capital. A majority of corporate administrative expense is allocated directly.
18 | LAND O’LAKES

SEGMENT INFORMATION

						Total Other/
	Dairy Foods	Feed	Seed	Agronomy	Layers	Eliminated	Consolidated

For the year ended December 31, 2006:
Net Sales	$3,413,875	$2,711,390	$755,976	—	$398,394	$(4,722)	$7,274,913
Cost of Sales (1)	3,174,455	2,412,747	648,924	—	377,031	835	6,613,992
Selling, general, and administrative	167,163	238,026	67,791	13,105	31,442	(1,970)	515,557
Restructuring and impairment charges	4,290	65	—	—	16,814	—	21,169
Interest expense (income), net	31,915	25,220	(638)	(10,886)	17,210	(4,461)	58,360
Other income, net	(9,662)	(1,097)	—	—	(8,033)	1	(18,791)
Equity in (earnings) loss of affiliated companies	(1,456)	(1,727)	(203)	(13,997)	4,083	5	(13,295)
Minority interest in earnings of subsidiaries	—	1,444	5	—	—	—	1,449

Earnings (loss) before income taxes and discontinued operations	$47,170	$36,712	$40,097	$11,778	(40,153)	$868	$96,472

For the year ended December 31, 2005:
Net Sales	$3,904,618	$2,586,870	$653,871	$—	$406,965	$4,353	$7,556,677
Cost of Sales (1)	3,718,051	2,296,280	569,503	—	385,062	2,764	6,971,660
Selling, general, and administrative	151,147	227,433	53,827	27,574	32,588	2,402	494,971
Restructuring and impairment charges	4,121	1,770	—	—	433	57	6,381
Interest expense (income), net	34,889	26,320	1,146	6,248	14,235	(2,965)	79,873
Other expense (income), net	(14)	(1,603)	—	11,014	—	(102)	9,295
Gain on sale of investment in CF Industries, Inc.	—	—	—	(102,446)	—	—	(102,446)
Equity in (earnings) loss of affiliated companies	(3,969)	(1,341)	—	(37,870)	6,477	11	(36,692)
Minority interest in earnings of subsidiaries	—	1,349	5	—	—	—	1,354

Earnings (loss) before income taxes and discontinued operations	$393	$36,662	$29,390	$95,480	$(31,830)	$2,186	$132,281

For the year ended December 31, 2004:
Net Sales	$3,956,883	$2,626,577	$518,754	$—	$541,318	$13,294	$7,656,826
Cost of Sales (1)	3,759,134	2,370,029	448,383	—	476,039	9,533	7,063,118
Selling, general, and administrative	160,705	237,687	48,953	12,846	38,499	2,245	500,935
Restructuring and impairment charges	54	6,040	1,480	—	—	241	7,815
Interest expense, net	28,142	26,676	3,938	9,273	14,127	958	83,114
Other (income) expense, net	(1,006)	(6,169)	146	—	(448)	1	(7,476)
Loss on impairment of investment in CF Industries, Inc.	—	—	—	36,500	—	—	36,500
Equity in (earnings) loss of affiliated companies	(6,614)	(2,007)	—	(41,923)	(7,918)	50	(58,412)
Minority interest in earnings of subsidiaries	—	1,641	8	—	—	(1)	1,648

Earnings (loss) before income taxes and discontinued operations	$16,468	$(7,320)	$15,846	$(16,696)	$21,019	$267	$29,584

2006

Total assets	$873,786	$956,105	$570,394	$191,983	$262,159	$200,698	$3,055,125
Intersegment sales	5,753	18,147	—	—	—	(23,900)	—
Depreciation and amortization	40,030	31,238	2,528	6,114	8,739	8,816	97,465
Capital expenditures	19,418	33,594	2,705	—	11,019	17,027	83,763

2005

Total assets	$899,019	920,956	471,121	187,565	311,558	304,839	3,095,058
Intersegment sales	3,187	13,418	—	—	—	(16,605)	—
Depreciation and amortization	42,697	35,196	2,257	6,088	10,251	11,556	108,045
Capital expenditures	20,462	25,912	2,374	—	17,714	3,962	70,424

2004

Total assets	$976,788	$890,304	$398,924	$391,532	$276,859	$265,375	$3,199,782
Intersegment sales	3,509	13,647	—	—	—	(17,156)	—
Depreciation and amortization	39,551	38,544	2,546	6,101	10,825	15,272	112,839
Capital expenditures	53,130	26,342	1,571	—	8,878	6,178	96,099

(1) Cost of sales includes unrealized hedging (gains) losses of:
2006	$(6,486)	$(2,257)	$(2,729)	$—	$(118)	$1,234	$(10,356)
2005	4,201	(5,815)	(518)	—	(844)	—	(2,976)
2004	2,601	13,551	2,992	—	1,106	—	20,250
2006 FINANCIAL RESULTS | 19

Report of Management
The management of Land O’Lakes, Inc. is responsible for the preparation and integrity of the consolidated financial statements. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles using management’s estimates and judgments where necessary.
     Land O’Lakes maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and transactions are properly executed and reported. The system of internal controls is supported by comprehensive written policies and procedures, selection of trained and qualified personnel and is continuously reviewed and augmented by our internal audit program.
     The Board of Directors, through the Audit Committee, is responsible for assuring that management fulfills its responsibilities in the preparation of the financial statements. The Audit Committee meets regularly with the independent auditors, management and internal auditors, both jointly and separately, to review the activities of each and to insure that each is properly discharging its responsibilities. The Audit Committee reports to the Board of Directors on its activities and findings.
     KPMG LLP, an independent registered public accounting firm, is retained to audit the consolidated financial statements. Their report follows.

Christopher J. Policinski
President and Chief Executive Officer

Daniel E. Knutson
Senior Vice President and Chief Financial Officer
Report of Independent Registered Public Accounting Firm
The Board of Directors of Land O’Lakes, Inc.
We have audited the accompanying consolidated balance sheets of Land O’Lakes, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows and equities for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements, presented on pages 4 to 19 of this Annual Report, are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of MoArk, LLC, a wholly-owned subsidiary, which financial statements reflect total assets constituting seven percent and eight percent as of December 31, 2006 and 2005, respectively, and total revenues constituting five percent, five percent and seven percent for each of the years in the three-year period ended December 31, 2006, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MoArk, LLC, is based solely on the report of the other auditors.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O’Lakes, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

Minneapolis, Minnesota
February 19, 2007

Five Years in Review
(dollars in millions)

	2006	2005	2004	2003	2002

Operations:
Net sales	$7,275	$7,557	$7,657	$6,256	$5,779
Earnings before income taxes and discontinued operations	96	132	30	108	114
Net earnings	89	129	21	82	96
Allocated patronage equities	72	118	24	40	97
Cash returned to members	81	69	35	24	38

Financial Position:
Working capital	$296	$265	$327	$433	$185
Investments	270	264	471	503	540
Property, plant and equipment	665	669	710	726	678
Total assets	3,055	3,095	3,200	3,373	3,221
Long-term debt	639	647	1,024	1,165	1,007
Equities	945	904	855	879	896

Financial Measures:
Return on equity	10%	15%	2%	9%	12%
Return on invested capital	10%	12%	6%	8%	8%
Long-term debt-to-capital	40%	42%	54%	55%	51%
Current ratio	1.23	1.19	1.29	1.40	1.16

20 | LAND O’LAKES

Land O’Lakes, Inc. P.O. Box 64101 St. Paul, MN 55164 www.landolakesinc.com Cover photograph: alfalfa field.